Exhibit 99.1

PEPSI-COLA AND FRITO-LAY RECEIVE SEC NOTIFICATION

Purchase, NY (April 30, 2004) -- PepsiCo announced today that its Pepsi-Cola and Frito-Lay divisions received notification from the staff of the U.S. Securities and Exchange Commission (SEC) that it is proposing to recommend bringing a civil action against the divisions.

The proposed recommendation would allege that a non-executive employee at Pepsi-Cola and another at Frito-Lay signed documents in early 2001 prepared by Kmart acknowledging payments in the amount of $3.0 million from Pepsi-Cola and $2.8 million from Frito-Lay. Kmart allegedly used these documents to improperly record the timing of revenue from these businesses.

Pepsi-Cola and Frito-Lay are cooperating fully with the investigation, and submitting reasons why they do not believe an action should be recommended or brought. Based on an internal review, no officers of PepsiCo, Pepsi-Cola or Frito-Lay are involved. The matter does not involve any allegations regarding PepsiCo’s own accounting for its transactions with Kmart or PepsiCo’s financial statements.

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